SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12


                             PLAYTEX PRODUCTS, INC.
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2), or Item
    22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount previously paid:
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     (4)   Date Filed:
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

[PLAYTEX LOGO]

                                                PLAYTEX PRODUCTS, INC.
- -------------------------------------------------------------------------------
                               300 Nyala Farms Road, Wesport, Connecticut 06880


April 8, 1996

TO OUR STOCKHOLDERS:

    On behalf of the Board of Directors and management of Playtex Products, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Wednesday, May 22, 1996, at 11:00 a.m. at Chase Manhattan Bank, N.A., 270 Park Avenue, New York, New York.

    At the Annual Meeting, stockholders will be asked to elect the Board of Directors, approve the selection of the Corporation's independent auditors and approve a Management Incentive Plan, all of which are fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

    It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. However, if you wish to vote in accordance with the directors' recommendations, all you need do is sign and date the card.

    Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

    If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                          Sincerely,

                                          /s/  Michael R. Gallagher
                                          ------------------------------------
                                          MICHAEL R. GALLAGHER
                                          Chief Executive Officer and Director

                             PLAYTEX PRODUCTS, INC.
                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1996

    The Annual Meeting of Stockholders of Playtex Products, Inc. (the "Company") will be held at Chase Manhattan Bank, N.A., 270 Park Avenue, New York, New York, on Wednesday, May 22, 1996 at 11:00 a.m. local time, for the following purposes:

       ITEM 1. To elect a Board of Directors for the ensuing year;

       ITEM 2. To approve the Management Incentive Plan for Key Employees;

       ITEM 3. To ratify the selection of the firm of KPMG Peat Marwick LLP as the Company's independent auditors for fiscal year 1996; and

       ITEM 4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has set the close of business on April 3, 1996 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors


                                          /s/ Paul E. Yestrumskas
                                          -------------------------------
                                          Paul E. Yestrumskas
                                          Vice President, General Counsel
                                          and Secretary




April 8, 1996

       IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND
            PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE, SO THAT YOUR
                 SHARES WILL BE REPRESENTED WHETHER OR NOT YOU
                       PLAN TO ATTEND THE ANNUAL MEETING.

                             PLAYTEX PRODUCTS, INC.
                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880

                               ---------------
                               PROXY STATEMENT
                               ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is being furnished to stockholders of Playtex Products, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company to be held at Chase Manhattan Bank, N.A., 270 Park Avenue, New York, New York, on Thursday, May 22, 1996 at 11:00 a.m. local time, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed beginning on or about April 10, 1996 to stockholders of the Company on April 3, 1996, the record date for the Annual Meeting. The Company's Annual Report to Stockholders for the fiscal year ended December 30, 1995 will be delivered prior to or concurrently with mailing of the proxy material.

    Stockholders of the Company are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the envelope enclosed for that purpose. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

    The cost of soliciting proxies and the cost of the Annual Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. The Company also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities.

VOTING RIGHTS

    As of April 3, 1996, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), the outstanding stock of the Company entitled to receive notice of and to vote at the Annual Meeting consisted of 50,879,701 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting.

QUORUM; REQUIRED VOTE; VOTING PROCEDURES

    A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. Pursuant to applicable Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular item) will be counted as shares that are present and entitled to vote for purposes of determining a quorum. Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Each other item to come before the Annual Meeting requires the approval of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such item. Abstentions as to any such item will have the same effect as votes against such item; however, broker non-votes will be treated as not entitled to vote for purposes of determining the vote required for approval of such item and will not have any effect on the outcome of the matter.

    Unless contrary instructions are indicated on the proxy card, all shares of Common Stock represented by valid proxies will be voted FOR the four items listed on the proxy card and described below, and will be voted in the discretion of the proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than those matters referred to herein. If you give specific voting instructions by marking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with such instructions.

                             ELECTION OF DIRECTORS

    Pursuant to the By-Laws of the Company, the Board of Directors has fixed at nine the number of directors to be elected at the Annual Meeting. Directors are elected annually by the stockholders and hold office until successors are elected and qualified or until death, resignation or removal.

    Each of the nominees set forth below, except Mr. Fisher, is currently a director of the Company. Each nominee has agreed to serve as a director, if elected, and the Company believes that each nominee will be available to serve. If any nominee is unavailable to serve as a director, the shares may be voted for the election of a substitute nominee as management of the Company may propose.

    Assuming the presence of a quorum, the election of directors requires the favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes as to election of directors will be counted as present for determining a quorum but will not affect the election of candidates receiving a plurality of the votes.

    If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if such stockholder wishes to vote in person.

INFORMATION REGARDING NOMINEES

    The names and ages of the nominees, their principal occupations or employment (including their position with the Company, if applicable) during the past five years and other data regarding them is set forth below.


    NAME                                  AGE                      POSITION
    ----                                  ---                      --------
Robert B. Haas.........................   48     Chairman and Director
Michael R. Gallagher...................   50     Chief Executive Officer and Director
Michael F. Goss........................   36     Executive Vice President, Chief Financial
                                                   Officer and Director
Joel E. Smilow.........................   62     Director
Thomas H. Lee..........................   52     Director
Kenneth F. Yontz.......................   51     Director
Timothy O. Fisher......................   46     Director Nominee
Douglas D. Wheat.......................   45     Director
Nancy S. Amer..........................   35     Director


    Robert B. Haas has been Chairman and a Director of the Company since June 1995. Mr. Haas has been actively involved in private investments since 1989, specializing in leveraged buyouts. He currently serves as Chairman of the Board and Chief Executive Officer of Haas Wheat & Partners Incorporated ("Haas Wheat & Partners") (January 1995-present); Chairman of the Board and Chief Executive Officer of Haas Wheat Advisory Partners Incorporated (1992-present) and Chairman of the Board of Haas & Partners Incorporated (1989-present) (each of which is a private investment firm specializing in leveraged acquisitions). Mr. Haas serves as a director of Specialty Foods Acquisition Corporation, Specialty Foods Corporation and Sybron International Corporation.

    Michael R. Gallagher has been the Chief Executive Officer and a Director of the Company since July 1995. Prior to joining the Company, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC (1994-1995). Mr. Gallagher was President and Executive Officer of Eastman Kodak's subsidiary L&F Products from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher was President of the Lehn & Fink Consumer Products Division at Sterling Drug from 1984 until the Division was sold to Eastman Kodak in 1988.

    Michael F. Goss has been Executive Vice President and Chief Financial Officer of the Company since December 1994. He has served as a Director of the Company since September 1995. From 1992 to 1994, Mr. Goss was Treasurer and Vice President--Corporate Development of Oak Industries, Inc. ("Oak"). From 1990 to 1992, he was Director of Financial Planning for Oak.

    Joel E. Smilow resigned as Chairman in June 1995 and as Chief Executive Officer of the Company on July 10, 1995, having held these positions with the Company and its predecessors since 1969.

    Thomas H. Lee has been a director of the Company since December 1988. Since 1982, Mr. Lee has been President of the Thomas H. Lee Company, a firm engaged in investment activities. He is currently a director of Autotote Corporation (manufacturer of gaming industry control equipment), Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation (operator of leased fine jewelry departments), First Security Services Corporation (provider of security services), General Nutrition Companies, Inc. and General Nutrition Incorporated (retailer of vitamins, supplements and other health related products), Gillett Holdings, Inc. (operator of resorts and lean beef slaughtering and packing facilities), Health-o-meter, Inc. (manufacturer of consumer, medical and office scales), Miller Import Corporation (importer of giftware) and Sondik Supply Company (distributor of plumbing supplies). Mr. Lee is also a general partner of the ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. (collectively, the "ML-Lee Acquisition Funds"). Mr. Lee is Chairman of Thomas H. Lee Advisors I, L.P. and general partner of Thomas H. Lee Advisors II, L.P., the investment advisors to the ML-Lee Acquisition Funds. He is the general partner of the THL Equity Advisors Limited Partnership, the general partner of and investment advisor to Thomas H. Lee Equity Partners, L.P.

    Kenneth F. Yontz has been a Director of the Company since June 1995. Mr. Yontz has been Chairman of the Board, President and Chief Executive Officer of Sybron International Corporation (a manufacturer of dental and laboratory products) since 1987. He previously served as Executive Vice President of the Allen-Bradley Company. He is a director of The Thompson-Minwax Company and Berg Electronics, Inc.

    Timothy O. Fisher has been a Vice President (since 1986) and Director (since April 1993) of The Hillman Company (diversified investments and operations) and is a director of the Exide Corporation (automotives) as well as several private companies.

    Douglas D. Wheat has been a Director of the Company since June 1995. Mr. Wheat has been President of Haas Wheat & Partners (January 1995-present); President of Haas Wheat Advisory Partners Incorporated (1992-present) (each of which is a private investment firm specializing in leveraged acquisitions); Co-Chairman of Grauer & Wheat, Inc. (a private investment firm) (1989-

1992) and Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation (1985-1989). Mr. Wheat serves as a director of Specialty Foods Acquisition Corporation and Specialty Foods Corporation.

    Nancy S. Amer has been a Director of the Company since June 1995. Ms. Amer has been Managing Director of Harvard Private Capital Group, Inc., a subsidiary of Harvard Management Company, Inc., Boston, Massachusetts, since 1990. Prior to joining Harvard in 1990, Ms. Amer was a senior consultant with the Boston Consulting Group, Inc. She is a director of Cambridge NeuroScience, Inc. and Procept, Inc.

    There are no family relationships among any of the foregoing persons.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 22, 1996 by (i) each director and each nominee for director of the Company, (ii) the Named Executive Officers (as defined in and set forth under "Executive Compensation--Summary Compensation Table" below), (iii) each person believed by the Company to own beneficially more than five percent of the outstanding Common Stock, and (iv) all directors and Named Executive Officers as a group.

                                                                    NUMBER OF SHARES
                   NAME OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)      PERCENT
                   ------------------------                       ---------------------      -------
Robert B. Haas.................................................         20,000,000(2)         39.3
Michael R. Gallagher...........................................             19,000(3)          *
Michael F. Goss................................................             45,000             *
Max R. Recone..................................................             58,333             *
James S. Cook..................................................            125,665             *
Joel E. Smilow.................................................            677,958(4)          1.3
Thomas H. Lee..................................................          3,643,673(5)          7.2
Kenneth F. Yontz...............................................                  0             --
Thomas Herskovits..............................................              5,000             *
Timothy O. Fisher..............................................             11,500(6)          *
Douglas D. Wheat...............................................                  0             --
Nancy S. Amer..................................................                  0             --
Partnerships managed by Haas Wheat & Partners(2)...............         20,000,000(2)(7)      39.3
All current directors, director nominees and Named Executive
Officers as a group (12 persons)...............................         24,586,129            48.3


- ------------

* Indicates less than one percent.

(1) Includes shares that may be acquired upon the exercise of stock options granted by the Company that are exercisable within 60 days of the Record Date. The shares beneficially owned include 25,000, 18,333 and 18,333 shares subject to currently exercisable options granted to Messrs. Goss, Recone and Cook, respectively, and 61,666 shares subject to currently exercisable options granted to all current directors and Named Executive Officers as a group.

(2) Includes 8,055,555 (approximately 15.8% of the outstanding shares) owned by HWH Capital Partners, L.P., 9,028,482 shares (approximately 17.7% of the outstanding shares) owned by HWH Valentine Partners, L.P., and 2,915,963 shares (approximately 5.7% of the outstanding shares) owned by HWH Surplus Valentine Partners, L.P. ("Surplus"). The address of each of the foregoing partnerships is c/o Haas Wheat & Partners Incorporated, 300 Crescent Court, Suite 1700, Dallas, Texas 75201. The sole general partner of each of such partnerships is a limited partnership, and the sole general partner of each of such limited partnerships is a corporation controlled by Mr. Haas. By virtue of his control of such corporations, Mr. Haas has sole voting and dispositive power over 17,084,037 shares and shared voting and dispositive power over 2,915,963 shares.

(3) Includes 9,000 shares held by Mr. Gallagher's children. Mr. Gallagher disclaims beneficial ownership of these shares.

(4) Includes 500,000 shares held of record by the Joel E. Smilow Charitable Remainder Unitrust dated March 1, 1996. Mr. Smilow's spouse is the trustee of such trust. Mr. Smilow disclaims beneficial ownership of the shares held by such trust.

(5) Includes 1,669,169 shares held of record by the 1989 Thomas H. Lee Nominee Trust dated September 29, 1989, 1,406,204 shares held of record by the ML-Lee Acquisition Fund, L.P., 343,726 shares held of record by the ML-Lee Acquisition Fund II, L.P. and 183,560 shares held of record by the ML-Lee Acquisition Fund II (Retirement Accounts), L.P. Mr. Lee disclaims beneficial ownership of the shares held by the three ML-Lee Acquisition Funds. Certain of the 1,669,169 shares held of record by the 1989 Thomas H. Lee Nominee Trust are subject to options to purchase granted by such trust to certain employees and consultants of the Thomas H. Lee Company. Also included are 20,507 shares held by the Stephen Zachary Lee 1988 Irrevocable Trust and 20,507 shares held by the Robert Schiff Lee 1988 Irrevocable Trust. Mr. Lee also disclaims beneficial ownership of the shares held by such trusts.

(6) Includes 7,500 shares held by Mr. Fisher's wife, Audrey H. Fisher. Mr. Fisher disclaims beneficial ownership of these shares.

(7) Of these shares, 2,915,963 shares (approximately 5.7% of the outstanding shares) are owned by Surplus. Phemus Corporation, an affiliate of Harvard Private Capital Group, Inc. (a corporation which invests and manages the private equities portfolio of the Harvard University Endowment) is the sole limited partner of Surplus and shares voting and dispositive power with respect to such shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange, Inc. (the "NYSE"). These Reporting Persons are required by Commission regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the Commission and the NYSE.

    Based solely on the Company's review of the copies of the forms it has received and written representations from certain Reporting Persons, the Company believes that all of its Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 1995.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

    The Company's Board of Directors met or acted by unanimous written consent eight times during fiscal year 1995. Each Director attended or participated in at least 75% of the total number of Board of Directors meetings or actions and meetings or actions of Board of Directors committees on which the Director served during the time he served on the Board of Directors of such committee.

    The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee.

    Prior to the consummation of the Haas Wheat Transaction (as described below) on June 6, 1995, the Audit Committee was comprised of Messrs. Mark McCarville and Craig Weatherup. On June 6, 1995, the stockholders of the Company at the 1995 Annual Meeting elected a new Board of Directors to take office upon consummation of the Haas Wheat Transaction. Upon such consummation on June 6, 1995, such new Board of Directors took office, and since such time the Audit Committee has been comprised of Messrs. Lee, Yontz and Herskovits. As directed by the Board of Directors, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with auditors the results of their examination; and recommending changes in financial policies or procedures as suggested by the auditors. The Audit Committee met twice during fiscal year 1995.

    Prior to the consummation of the Haas Wheat Transaction, the Compensation and Stock Option Committee (the "Compensation Committee") was comprised of Messrs. John Lee and Walter Forbes. Since the consummation of the Haas Wheat Transaction on June 6, 1995, the Compensation Committee has been comprised of Messrs. Haas, Wheat, Herskovits and Yontz. The functions of the Compensation Committee are to review new or modified programs in the areas of executive salary and incentive compensation (including the Management Incentive Plan), deferred compensation and stock plans; to review direct and indirect compensation matters; to review management's compensation actions with respect to executive officers and other key personnel; and to administer the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees (the "1994 Playtex Stock Option Plan"). The Compensation Committee met or acted by unanimous written consent three times during fiscal year 1995. While serving on the Compensation Committee, directors do not receive option awards (except, as to Messrs. Herskovits and Yontz, pursuant to formula grants) under the 1994 Playtex Stock Option Plan.

    Pursuant to the Company's By-Laws, a Purchaser Nominating Committee (comprised of Messrs. Haas and Wheat and Ms. Amer) and a Non-Purchaser Nominating Committee (comprised of Messrs. Gallagher, Goss, Smilow and Lee) nominate candidates for election to the Company's Board of Directors in accordance with the procedures set forth therein. Of the nominees for director set forth above, Messrs. Haas, Wheat, Yontz and Fisher and Ms. Amer were nominated by the Purchaser Nominating Committee and Messrs. Gallagher, Goss, Smilow and Lee were nominated by the Non-Purchaser Nominating Committee. See "Stockholder Nominations and Proposals." Neither Nominating Committee met during fiscal year 1995.

DIRECTORS COMPENSATION

    Directors who are officers or former officers of the Company and those affiliated with any shareholders owning more than 5% of the Common Stock of the Company do not receive any fees for their services as Directors. Each other non-employee director receives an annual retainer of $10,000, fees of $2,500 for each board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses. In addition, non-employee directors of the Company (other than Messrs. Haas, Wheat, Smilow and Lee) participate in the 1994 Playtex Stock Option Plan.

                              CERTAIN TRANSACTIONS

    The Company's businesses are unrelated to the businesses of Playtex Apparel, Inc. ("Apparel"), a wholly owned subsidiary of Sara Lee Corporation ("Sara Lee"). Sara Lee acquired all of the capital stock of Apparel from Playtex Apparel Partners, L.P. (the "Apparel Partnership") in November 1991 in exchange for Sara Lee common stock. The indirect recipients of such Sara Lee common stock were the equity holders of the Apparel Partnership, including Joel E. Smilow. The Apparel Partnership holds all of the Company's 15 1/2% Junior Subordinated Notes due December 15, 2003. Playtex Investment Corp., a wholly-owned subsidiary of the Company, holds a 15% debenture of the Apparel Partnership due on December 15, 2003. Such amounts are reflected as "Due to related party" and "Due from related party," respectively, in the consolidated financial statements of the Company.

    The Company has agreed to indemnify the Apparel Partnership and Apparel with respect to product liability (including any toxic shock syndrome liability) related to the Company's businesses and certain tax matters related to the Apparel business prior to December 28, 1988, and Apparel has agreed to assume one-half of any costs and expenses that may be incurred by the Company in connection with its prior use of the Kent County Landfill Site, Houston, Delaware.

    On June 6, 1995, following the receipt of stockholder approval at the Company's 1995 Annual Meeting of Stockholders (the "1995 Annual Meeting"), the Company consummated the sale of 20 million shares of Common Stock at a price of $9.00 per share to HWH Capital Partners, L.P., HWH Valentine Partners, L.P., and HWH Surplus Valentine Partners, L.P. (collectively, the "Haas Wheat Partnerships"), each a Delaware limited partnership managed by Haas Wheat & Partners, pursuant to a Stock Purchase Agreement, dated as of March 17, 1995 (the "Stock Purchase Agreement"), between the Company and the Haas Wheat Partnerships (the "Haas Wheat Transaction"). The Haas Wheat Partnerships' shares constitute approximately 40% of the Company's outstanding Common Stock. At the 1995 Annual Meeting, designees of the Haas Wheat Partnerships were elected by the Company's stockholders as a majority of the Company's Board of Directors. Pursuant to the Stock Purchase Agreement, the Haas Wheat Partnerships have agreed that, for up to ten years from March 1995, so long as such partnerships own at least 25% of the outstanding voting securities of the Company, unless any of certain events have occurred (including in the event that nominees of the Purchaser Nominating Committee were to cease to constitute a majority of the Board of Directors), such partnerships will vote all of their voting securities of the Company for a Board of Directors that will consist at all times of a simple majority of nominees selected by the Purchaser Nominating Committee and the remainder of nominees selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance." In connection with the Haas Wheat Transaction, the Company paid a facility fee of $3.55 million to Haas Wheat & Partners and reimbursed the Haas Wheat Partnerships for their expenses related to the Haas Wheat Transaction in the amount of approximately $2.1 million. Pursuant to the Stock Purchase Agreement, (i) no ongoing management fees or advisory fees will be paid to the Haas Wheat Partnerships or any of their affiliates until after June 6, 2000, other than for services rendered to the Company in connection with specific transactions and approved in advance by a majority of the Disinterested Directors (as defined) on the Board of Directors, and (ii) until June 6, 2000, no director nominated by the Purchaser Nominating Committee or officer of the Company who is a stockholder, officer, director or employee of Haas Wheat & Partners will be paid any fees for services rendered, including any salary, consulting fees, or outside directors fees.

    In December 1992, the Company acquired a 22% common equity interest (17.5% on a fully diluted basis) in Banana Boat Holding Corporation ("BBH") for $5 million and an option to acquire the remaining common equity of BBH under certain circumstances at a formula price. BBH was controlled by Thomas H. Lee Equity Partners, L.P. and certain other employees and affiliates of the Thomas
H. Lee Company. Concurrent with its acquisition of the equity interest in BBH, Playtex entered into a distribution agreement with Sun Pharmaceuticals Corp. ("Sun"), a wholly owned subsidiary of BBH, pursuant to which Playtex became the exclusive distributor of Banana Boat products in all areas that Sun was able to repurchase distribution rights from its then current distributors. On October 31, 1995, the Company and BBH Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Playtex, acquired all issued and outstanding common shares of BBH not previously owned by Playtex (the "BBH Acquisition"). The net consideration expended for the BBH Acquisition included cash of approximately $40.4 million, the retirement of $27.1 million of BBH's long-term debt, the assumption of the outstanding balance on BBH's working capital facility and the payment of accrued interest and transaction fees of approximately $4.3 million. The BBH Acquisition was financed with approximately $34.3 million of existing cash balances and advances under the Company's bank credit facilities of $37.5 million. Concurrent with the BBH Acquisition, the distribution agreement was terminated. In March 1996, BBH was merged with and into Sun, with Sun being the surviving corporation.

    The Company believes that the terms of all the arrangements with the Apparel Partnership, Apparel, the Haas Wheat Partnerships, BBH and Sun were and are fair to the Company and comparable to those which could be obtained from unrelated third parties.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation paid by the Company and its subsidiaries for services in all capacities during fiscal years 1995, 1994 and 1993 to the Company's current Chief Executive Officer and former Chief Executive Officer and each of the three other executive officers of the Company during fiscal year 1995 who were serving as executive officers of the Company at the end of fiscal year 1995 and whose combined annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                       ANNUAL COMPENSATION               AWARDS
                                               ------------------------------------   ------------
                                                                             OTHER     SECURITIES
                                                                            ANNUAL     UNDERLYING    ALL OTHER
                                                                            COMPEN-     OPTIONS/      COMPEN-
                                                       SALARY     BONUS     SATION        SARS        SATION
   NAME AND PRINCIPAL POSITION                 YEAR     ($)        ($)        ($)        (#)(2)       ($)(3)
   ---------------------------                 ----   --------   --------   -------   ------------   ---------
Michael R. Gallagher.........................  1995   $345,000   $650,000   -- --        800,000     $     392
 Chief Executive Officer and                   1994      --         --       --           --            --
 Director (1)                                  1993      --         --                    --            --
Joel E. Smilow...............................  1995    261,538      --      -- --         --           257,354(4)
 Director, Former Chairman of the Board        1994    500,000    400,000    --           --           139,908
 and Chief Executive Officer (1)               1993    500,000    500,000                 --            96,405
Michael F. Goss..............................  1995    200,923    100,000   -- --        127,500        52,563(5)
 Executive Vice President, Chief               1994     15,384      --       --           37,500        --
 Financial Officer and Director                1993      --         --                    --            --
Max R. Recone................................  1995    191,539     38,000   -- --         95,000        35,522
 President, Consumer Products Division         1994    179,231     71,692    --           15,000        35,875
                                               1993    169,231     84,616                 --            34,873
James S. Cook................................  1995    185,077     34,000   -- --         95,000        35,802
 Senior Vice President, Operations             1994    175,846     77,372    --           15,000        36,458
                                               1993    166,462     91,544                 --            28,168

- ------------

(1) In connection with the Haas Wheat Transaction, Mr. Smilow resigned as Chief Executive Officer of the Company on July 10, 1995, at which time Mr. Gallagher was appointed Chief Executive Officer.

(2) Options are exercisable starting 12 months after the grant date, with one-third of the shares covered thereby becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. Mr. Gallagher's options, however, became exercisable in equal installments over a four year period, with full vesting occurring on the fourth anniversary of the grant date.

(3) Except with respect to Messrs. Smilow and Goss, represents employer contribution to the Playtex Products Profit-Sharing Retirement Plan (the "Retirement Plan") and Deferred Benefit Equalization Plan (the "Deferred Plan") and premiums paid by employer for term life insurance.

(4) Represents $123,836 employer contribution to the Retirement Plan and the Deferred Plan and premiums paid by employer for term life insurance, and $133,518 in consulting payments paid or accrued to Mr. Smilow and office-related expenses paid on behalf of Mr. Smilow pursuant to his consulting agreement with the Company upon his retirement as Chairman and Chief Executive Officer. See "Arrangements with Former Executive Officers."

(5) Represents $2,563 employer contribution to the Retirement Plan and the Deferred Plan and premium paid by employer for term life insurance, and a $50,000 moving allowance in connection with Mr. Goss's relocation to Connecticut in early 1995.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information related to stock options exercised by the Named Executive Officers during fiscal year 1995 and unexercised stock options and stock appreciation rights ("SARs") held by the Named Executive Officers at fiscal year end.

                                                                            NUMBER OF       VALUE OF UNEXERCISED
                                                                           UNEXERCISED          IN-THE-MONEY
                                                                         OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                          DECEMBER 30,       DECEMBER 30, 1995
                                                                           1995(#)(2)            ($)(2)(3)
                                                                         ---------------    --------------------
                                   SHARES ACQUIRED         VALUE          EXERCISABLE/          EXERCISABLE/
    NAME                          ON EXERCISE(#)(1)    REALIZED($)(1)     UNEXERCISABLE        UNEXERCISABLE
    ----                          -----------------    --------------    ---------------    --------------------
Michael R. Gallagher...........       --                  --                   0/800,000            0/0
Joel E. Smilow.................      N/A                  N/A                  N/A                  N/A
Michael F. Goss................       --                  --              12,500/152,500        9,375/18,875
Max R. Recone..................       --                  --               5,000/105,000            0/0
James S. Cook..................       --                  --               5,000/105,000            0/0

- ------------

N/A--Not applicable, as the Named Executive Officer has no stock options or SARs.

(1) None of the Named Executive Officers exercised any stock options during fiscal year 1995.

(2) No SARs are outstanding.

(3) The closing price for the Company's Common Stock as reported by the NYSE on December 29, 1995 (the last trading day of fiscal year 1995) was $7.50.

OPTION GRANTS DURING FISCAL YEAR 1995

    The following table provides information related to options granted to the Named Executive Officers during fiscal year 1995. No SARs were granted during fiscal year 1995.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF STOCK
                                                                                        PRICE APPRECIATION FOR
                                            INDIVIDUAL GRANTS                               OPTION TERM(1)
                      --------------------------------------------------------------   ------------------------
                                      % OF TOTAL
                                     OPTIONS/SARS
                      OPTIONS/SARS    GRANTED TO    EXERCISE OR
                        GRANTED      EMPLOYEES IN   BASE PRICE        EXPIRATION
   NAME                  (#)(2)      FISCAL YEAR     ($/SH)(3)           DATE            5% ($)       10% ($)
   ----               ------------   ------------   -----------   ------------------   ----------   -----------

Michael R.               800,000(4)       38%         $ 9.875     June 21, 2005        $4,968,268   $12,590,565
Gallagher...........
Joel E. Smilow......      --           --              --                 --               --           --
Michael F. Goss.....      37,500           2%           7.875     January 26, 2005        185,720       470,652
                          40,000           2%              10     September 19, 2005      251,558       637,497
                          50,000           2%           7.875     December 12, 2005       247,627       627,536
Max R. Recone.......      25,000           1%           7.875     January 26, 2005        123,814       313,768
                          40,000           2%              10     September 19, 2005      251,558       637,497
                          30,000           1%           7.875     December 12, 2005       148,576       376,522
James S. Cook.......      25,000           1%           7.875     January 26, 2005        123,814       313,768
                          40,000           2%              10     September 19, 2005      251,558       637,497
                          30,000           1%           7.875     December 12, 2005       148,576       376,522

- ------------

(1) The potential realizable value portion of the foregoing able illustrates value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Except as provided in note (4) below, options granted to persons other than non-employee directors in fiscal year 1995 under the 1994 Playtex Stock Option Plan are exercisable starting 12 months after the grant date, with one-third of the shares covered thereby becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(3) The exercise price was equal to the fair market value of the Common Stock on the date of grant. The option exercise price and tax withholding obligations related to exercise may be paid in cash, by delivery of already owned shares, by offset of the underlying shares, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee in its discretion.

(4) The options granted to Mr. Gallagher are exercisable starting 12 months after the grant date, with one-quarter of the shares covered thereby becoming exercisable at that time and an additional one-quarter of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

1994 PLAYTEX STOCK OPTION PLAN

    The 1994 Playtex Stock Option Plan, which has been approved by the Company's stockholders, authorizes the grant to directors, executives and other key employees of the Company of long-term incentive share awards in the form of options ("Options") to purchase Common Stock and SARs. The 1994 Playtex Stock Option Plan is administered by the Compensation Committee. The aggregate number of shares of Common Stock which may be issued upon exercise of Options and SARs may not exceed 3,047,785 shares (subject to further adjustments for stock dividends and stock splits); provided that the aggregate number of such shares which may be issued upon the exercise of Options and SARs granted to any single director or Executive Officer (as defined in the 1994 Playtex Stock Option Plan) may not exceed 1,000,000. Options and SARs may not be granted under the 1994 Playtex Stock Option Plan after October 2003. As of the Record Date, the number of remaining shares available for issuance under the 1994 Playtex Stock Option Plan was 806,985, which amount gives effect to grants made during fiscal year 1995 and the first quarter of fiscal year 1996.

ARRANGEMENTS WITH FORMER EXECUTIVE OFFICERS

    The Company has retained Mr. Smilow, its former Chairman and Chief Executive Officer, as a consultant for a five-year period commencing July 10, 1995 (the "Consulting Period") at an annual fee of $250,000. The consulting agreement does not require Mr. Smilow to devote any minimum amount of time to the performance of consulting services. During the Consulting Period, the Company will provide Mr. Smilow with an office and secretarial assistance. Mr. Smilow is also entitled to reimbursement of certain expenses incurred in connection with his consulting services, and is entitled to benefits under the Company's medical and dental plan for the duration of the Consulting Period, subject to his payment of any contributory amounts payable for the coverage selected by him. Under the agreement, Mr. Smilow may not directly or indirectly carry on any business in competition with the Company for the duration of the Consulting Period. Furthermore, Mr. Smilow agrees not to disclose, make use of, or make accessible any confidential information which he obtained from the Company during the Consulting Period and for a five year period thereafter.

    Upon the consummation of the Haas Wheat Transaction in June 1995, Hercules
P. Sotos, the Company's Vice Chairman, retired as an executive officer of the Company and the Company entered into a consulting arrangement with Mr. Sotos for the balance of fiscal year 1995. During fiscal year 1995, Mr. Sotos received salary payments totaling $118,462 from the Company for the period that he served as an executive officer, and also received $161,538 pursuant to the consulting arrangement, together with contributions to the Retirement Plan and Deferred Plan and premiums for term life insurance totaling $66,007, and benefits under the Company's medical and dental plans. Mr. Sotos did not receive a bonus for fiscal year 1995.

    Calvin J. Gauss, the Company's President, resigned as an executive officer of the Company effective September 22, 1995. During fiscal year 1995, Mr. Gauss received salary payments totaling $182,692, and also received $74,808 pursuant to his severance arrangements with the Company, together with contributions to the Retirement Plan and Deferred Plan and premiums for term life insurance totaling $49,853, and benefits under the Company's medical and dental plans. Mr. Gauss did not receive a bonus for fiscal year 1995. Mr. Gauss's severance arrangement requires the Company to pay him certain continued severance payments for a specified period, unless he secures other employment, together with benefits under the Company's medical and dental plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Haas and Wheat have served on the Compensation Committee of the Board of Directors since June 6, 1995. In connection with the Haas Wheat Transaction, Haas Wheat & Partners, a corporation controlled by Mr. Haas, received a facility fee from the Company of $3.55 million, and the Haas Wheat Partnerships, limited partnerships managed by Haas Wheat & Partners, were reimbursed by the Company for their expenses related to the Haas Wheat Transaction in the amount of approximately $2.1 million.

REPORT ON EXECUTIVE COMPENSATION

    In accordance with the rules and regulations of the Commission, the following report of the Compensation Committee and the performance graph immediately thereafter shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

    The foundation of the Company's compensation policies is the view that the Company's success is attributable to the efforts of its employees, including its executive officers. The Company structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. The Company endorses the position that stock ownership by management is beneficial in aligning management's and stockholders' interests in the Company. The compensation paid to the Company's executive officers consists primarily of base salary, cash bonuses under the Management Incentive Plan, and grants of Options pursuant to the 1994 Stock Option Plan. In addition, the Company provides all executive officers with term life insurance and contributions to the Retirement Plan and the Deferred Plan.

    During fiscal year 1995, the membership of the Compensation Committee changed upon election of the Board of Directors to take office at the closing of the Haas Wheat Transaction. This report discusses the standards and policies as set and applied by the Compensation Committee as constituted after that time.

    Base salaries of executive officers are reviewed annually. In establishing base salaries during fiscal year 1995, the Compensation Committee made subjective determinations that were not subject to specific criteria. The Compensation Committee considered such variables as the executive officer's relative responsibilities, expertise, past year's compensation, and past year's performance. The Compensation Committee also considered the compensation levels of other comparable consumer products executives.

    As in effect during fiscal year 1995, the Company's Management Incentive Plan required a minimum level of annual corporate operating profit to be achieved before any cash bonuses were payable to executive officers pursuant to the plan. Amounts payable under the plan were calculated based upon the following factors: (i) annual base salary; (ii) employee's targeted percentage (a percentage of base salary that increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibility); and (iii) a corporate performance factor based on a comparison of corporate results to profitability objectives established at the beginning of the year.

    The Company did not satisfy the minimum level of annual corporate operating profit required for payments to be made to executive officers under the Management Incentive Plan for fiscal year 1995. Nonetheless, in recognition of the substantial contributions made by many of the Company's executive officers during fiscal year 1995, particularly in view of the Haas Wheat Transaction and the transitions in management that occurred in connection with that transaction, the Compensation Committee determined to grant special cash awards to certain executive officers. Bonuses paid to Messrs. Gallagher and Goss were in accordance with arrangements entered into by the Company with each at the time he commenced employment with the Company.

    Beginning in fiscal year 1996, the Compensation Committee has revised the corporate performance factor in order to consider corporate results with respect to net sales, operating profit and cash flow (each as defined in the Management Incentive Plan) measured against objectives established at the beginning of the year, and (other than with respect to the Chief Executive Officer) to include an individual performance factor based on measured accomplishment of goal-oriented projects to be weighted equally with each other component of the corporate performance factor.

    The option incentive component of the total compensation package is intended to retain and motivate executives to improve long-term stock market performance and to increase value for all stockholders. The Compensation Committee generally grants Options under the 1994 Stock Option Plan with an exercise price equal to the market price at the date of the grant and, as a result, the Options will have value only if the Company's stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Grants generally become exercisable over the succeeding three years, although in the case of the Company's new Chief Executive Officer, a four-year exercisability period was imposed.

    Mr. Gallagher was named Chief Executive Officer of the Company effective July 10, 1995. The Company entered into a Memorandum of Understanding, dated as of June 21, 1995 (the "Memorandum"), with Mr. Gallagher, providing for his employment as the Company's Chief Executive Officer for a five-year period, unless earlier terminated or extended in accordance with the Memorandum or by agreement of the parties. The Memorandum, which was approved by the Compensation Committee, provides for a base salary at the rate of $650,000 per annum through December 31, 1996, subject to upward adjustment thereafter at the discretion of the Committee, incentive bonuses and the grant of stock options with respect to 800,000 shares of Common Stock pursuant to the 1994 Stock Option Plan to become exercisable in equal installments over a four-year period. The incentive bonuses available to Mr. Gallagher under the Memorandum are (i) an Incentive Bonus pursuant to the formulas set forth in the Company's Management Incentive Plan,
(ii) Special Bonuses as of the last day of calendar year 1995, 1996 and 1997 in the amounts of $650,000, $300,000 and $300,000, respectively, and (iii) Special Price-Based Incentive Compensation consisting of certain cash payments in the event the Company's Common Stock reaches certain trading price levels for at least 30 consecutive days prior to June 30, 2000. See "Approval of Management Incentive Plan." The Memorandum provides for certain payments to Mr. Gallagher in the event of termination of his employment prior to the June 30, 2000, including, if his employment is terminated by the Company without "cause" (as defined) or due to Mr. Gallagher's death or disability, continued payment of his base salary for 12 months, payment of any Incentive Bonus otherwise due in the year of termination on a prorated basis, and a cash payment equal to 75% of any unpaid Special Bonuses in respect of calendar years 1995, 1996 and 1997.

    The Compensation Committee negotiated and approved the Memorandum in order to link Mr. Gallagher's compensation to his individual performance and to grant substantial incentives to the new Chief Executive Officer tied to the performance of the Company measured with respect to sales, profitability and cash flow and to the long-term growth of the Company as measured by increases in the value of its Common Stock. The Committee also considered the compensation packages available to chief executives of comparable companies and the Company's need to attract, retain and incentivize a new chief executive officer of Mr. Gallagher's caliber. Mr. Gallagher's compensation in fiscal year 1995 was paid in accordance with the Memorandum.

    The Compensation Committee has considered the potential future effects on the Company's executive compensation program of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of certain amounts per executive per year, but excludes from the calculation of such limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. The 1994 Stock Option Plan has been designed and administered to qualify awards made thereunder as performance-based compensation excepted from such limitation on the deductibility of executive compensation. The Company has also attempted to structure other elements of its executive compensation program, including the Management Incentive Plan or portions thereof, to qualify as performance-based compensation for purposes of Section 162(m).

March 22, 1996

                                          The Compensation Committee
                                            Robert B. Haas, Chairman
                                            Douglas D. Wheat
                                            Thomas Herskovits
                                            Kenneth F. Yontz

PERFORMANCE GRAPH

    The following graph compares total stockholder returns for the Company to the Standard & Poor's Stock 400 Index ("S&P 400") and a weighted composite index of certain peer companies (the "Peer Index") selected by the Company, on a quarterly basis for the period commencing on January 26, 1994 (the date of the Company's initial public offering) through December 30, 1995 (the "Performance Period"). The comparison assumes $100.00 was invested on January 26, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The total return for the Company's Common Stock decreased by 42.3% during the Performance Period as compared with a decrease in total return during the same period for the Peer Index of 1.0% and an increase in total return during the same period for the S&P 400 of 31.1%. The comparisons in the graph below are set forth in response to Commission disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Company's Common Stock.


                                    [GRAPH]

                               Playtex                                   Peer
                            Products, Inc.           S & P 400           Index
                            --------------           ---------           -----
1/26/94 ..................       100.0                 100.0             100.0
End of Q1 '94 ............        77.9                  94.8              90.3
End of Q2 '94 ............        64.4                  93.9              87.6
End of Q3 '94 ............        68.3                  99.7              82.1
End of Q4 '94 ............        54.8                  99.6              80.0
End of Q1 '95 ............        61.5                 108.5              85.3
End of Q2 '95 ............        75.0                 118.1              85.1
End of Q3 '95 ............        66.3                 124.8              89.4
End of Q4 '95 ............        57.7                 131.1              99.0

    The Peer Index is comprised of the following: Tambrands Inc., Maybelline, Inc., Carter-Wallace, Inc., Alberto-Culver Company, Church & Dwight Co., Inc., and Paragon Trade Brands Inc. The returns for each issuer within the Peer Index have been weighted according to such issuer's respective stock market capitalization at the beginning of the period presented. The Company selected the issuers that comprise the Peer Index on the basis that each had comparable lines of business and/or comparable stock market capitalization to the Company.

                     APPROVAL OF MANAGEMENT INCENTIVE PLAN

    In January 1996, the Compensation Committee of the Board of Directors approved, subject to stockholder approval as described herein, the Management Incentive Plan for Key Employees (the "MIP") for management and other key executive employees, including each of the Named Executive Officers, pursuant to which eligible employees may receive a cash bonus each fiscal year (the "Annual Bonus") based on the Company's annual performance and the individual participant's performance during such fiscal year. In addition, under the MIP, the Chief Executive Officer ("CEO") is eligible to receive a maximum of $4 million in cash payments if the closing price of the Company's Common Stock equals or exceeds certain specified prices for 30 consecutive trading day periods at any time prior to June 30, 2000 (the "Stock Price Bonus"). The basic elements of the Annual Bonus awards represent aspects of management performance that have been in place as a determinant of total compensation for key management employees for a number of years. The purpose of the MIP is to recognize and reward individual performance that contributes to the overall profitability and growth of the Company and to provide eligible employees with incentives to maximize the success of the Company. For all participants other than the CEO, the MIP will be administered by the Corporate Human Resources Department, subject to the control and supervision of the CEO. Administration of the MIP with respect to the CEO will be the responsibility of the Compensation Committee. Except with respect to the CEO's Annual Bonus and the Stock Price Bonus, the Company, acting through the Board of Directors or CEO, may amend or terminate the MIP at any time and may at any time rescind any employee's participation in the MIP.

    The Compensation Committee has discretion to select MIP participants from among salaried employees of the Company at and above certain pay grade levels (approximately 83 employees as of March 31, 1996). For purposes of determining Annual Bonus, each participant is assigned a target bonus percentage that ranges from 10% to 100% of the participant's base salary, based on the participant's grade level. Subject to the CEO's discretion to set the amount of any Annual Bonus (other than his or her own), Annual Bonuses under the MIP will be calculated as a percentage of the applicable target bonus, based, for participants other than the CEO, on an equally weighted index of four factors: the Company's attainment of specified performance goals with respect to net sales, profit and cash flow and the individual's attainment of specified performance goals. For the CEO, the net sales and profit goals are weighted 25% each and the cash flow target is weighted 50%. The CEO's Annual Bonus for each fiscal year may be up to 150% of his or her base salary for such year, but in no event greater than $1.5 million per year. Performance targets for the CEO are specified by the Compensation Committee each year; performance goals for all other participants are determined by the CEO each year, who retains discretion to amend such Company and individual performance goals. Each MIP participant may elect to defer payment of all or a portion of his or her Annual Bonus, if any, to a date selected by such participant, together with interest on the amount deferred compounded each quarter at the prime rate as in effect each quarter at Chemical Bank.

    In that (i) the Annual Bonuses are subject to the Company's and the individual participant's future performance results which are not known at present, (ii) individual performance goals may include subjective factors, (iii) the CEO retains the discretion to determine the amount of Annual Bonus for participants other than the CEO, and (iv) the Stock Price Bonus depends on the future price of the Company's Common Stock, amounts to be paid under the MIP are not determinable (other than the maximum payments to the CEO) and amounts that would have been paid during 1995 if such plan had then been in place are similarly not determinable.

    Approval of the MIP will require affirmative vote of the holders of a majority of the Company's outstanding Common Stock present in person or represented by proxy at the Annual Meeting and duly entitled to vote on this matter. Abstentions as to this matter will have the same effect as votes against the matter; however, broker non-votes will be treated as not entitled to vote for purposes of determining the vote required for approval of this matter and will not have any effect on the outcome of this matter.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MANAGEMENT INCENTIVE PLAN FOR KEY EMPLOYEES.

                     RATIFICATION OF SELECTION OF AUDITORS

    The auditing firm of KPMG Peat Marwick LLP has examined the financial statements of the Company since 1986. The Board of Directors wishes to utilize its services for the Company and its subsidiaries for the fiscal year ending December 28, 1996. A resolution will be presented to the meeting to ratify the appointment of that firm by the Board of Directors as independent accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 28, 1996, and to perform other appropriate accounting services. Representatives of that firm will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

    If the stockholders do not ratify the selection of KPMG Peat Marwick LLP by the affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the Annual Meeting, the selection of independent accountants will be reconsidered by the Board of Directors. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions will have the same effect as votes against this item; however, broker non-votes will be treated as not entitled to vote for purposes of determining approval of this item and will not have any effect on the outcome of the matter.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                                 OTHER MATTERS

    The Board of Directors and management of the Company know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holder.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

    Any stockholder who intends to present a proposal (other than with respect to the election of directors) at the 1997 annual meeting of stockholders and who wishes such proposal to be included in the Proxy Statement for that meeting must submit such proposal in writing to the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, and such proposal must be received on or before December 11, 1996, or, if the 1997 annual meeting is changed by more than thirty (30) calendar days from May 22, such proposal must be received a reasonable time before the solicitation is made.

    In addition, any stockholder who intends to nominate any person for election as a director at the 1997 annual meeting must make such nominations by written notice given by or on behalf of a stockholder of record (the "Notice of Nomination"). The Notice of Nomination must be delivered personally to, or mailed to, and received at the principal executive office of the corporation, addressed to the attention of the Secretary, no later than ten (10) days after the first date of public disclosure by the Company of the date of the annual meeting or special meeting of stockholders; provided, however, that such Notice of Nomination shall not be required to be given more than sixty (60) days prior to an annual or special meeting of stockholders. Public disclosure shall be deemed to be first made when disclosure of such date of the annual meeting or special meeting of stockholders is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the corporation with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or any successor thereto. Such Notice of Nomination shall set forth (i) the name and address of the person proposing to make nominations, (ii) the class and number of shares of capital stock held of record, held beneficially and represented by proxy held by such person as of the record date for the meeting and as of the date of such Notice of Nomination, (iii) all information regarding each stockholder nominee that would be required to be set forth in a definitive proxy statement filed with the Commission pursuant to Section 14 of the Exchange Act, or any successor thereto, and the written consent of each such stockholder nominee to serve if elected, and (iv) all other information that would be required to be filed with the Commission if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor thereto. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a stockholder nominee was not made in accordance with the foregoing procedures and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                          By Order of the Board of Directors


                                          /s/ Paul E. Yestrumskas
                                          ----------------------------------
                                          Paul E. Yestrumskas
                                          Vice President, General Counsel
                                          and Secretary

April 8, 1996

                           Playtex Products, Inc.
                  300 Nyala Farms Road, WestPort, CT 06880
        This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Playtex Products, Inc. hereby constitutes and appoints Michael R. Gallagher, and Michael F. Goss, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the meeting, (or if only one shall be present and acting at the meeting then that one) all of the shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held on May 22, 1996 and at any adjournments thereof.





                            FOLD AND DETACH HERE

1. Election of directors to serve until the election and qualification of his or her successor.

     FOR all nominees          WITHHOLD                INSTRUCTION:  To withhold authority to vote for any individual nominee
   listed to the right        AUTHORITY                              strike a line through the nominee's name in the list below.
(except as marked to the  to vote for all nominees
          contrary)         listed to the right        R. Haas        M. Gallagher       M. Goss         J. Smillow       T. Lee
          [ ]                      [ ]                 K. Yontz       T. Fisher          D. Wheat        N. Amer

2. Proposal to approve the Management Incentive Plan   3. The ratification of the appointment  4. In their discretion, the Proxies
   for Key Employees.                                     of KPMG Peat Marwick LLP as             are authorized to vote upon such
                                                          independent auditors for the fiscal     other business as may properly
                                                          year 1996.                              come before the meeting.

          FOR            AGAINST        ABSTAIN                  FOR       AGAINST   ABSTAIN
                                                                                                  Receipt is acknowledged of
          [ ]              [ ]            [ ]                    [ ]         [ ]       [ ]        notice and proxy statement for
                                                                                                  the foregoing meeting and of
                                                                                                  annual report to stockholders
                                                                                                  for the fiscal year ended
                                                                                                  December 30, 1995.

                                                                                                  Please sign exactly as name
                                                                                                  appears below.  When shares are
                                                                                                  held by joint tenants, both
                                                                                                  should sign.  When signing as
                                                                                                  attorney, executor
                                                                                                  administrator, trustee or
                                                                                                  guardian, please give full title
                                                                                                  as such.  If a corporation,
                                                                                                  please sign in full corporate
                                                                                                  name by president or other
                                                                                                  authorized officer.  If a
                                                                                                  partnership, please sign in
                                                                                                  partnership name by authorized
                                                                                                  person.


                                                                                                  --------------------------------
                                                                                                  Signature


                                                                                                  --------------------------------
                                                                                                  Signature if held jointly

                                                                                                  Dated                     , 1996
                                                                                                       ---------------------

                                                                                                  Please mark, sign, date and
                                                                                                  return the proxy card promptly
                                                                                                  using the enclosed envelope.

                                                       FOLD AND DETACH HERE

